Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON OCTOBER 31, 2018

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Christopher Paul Moore CJS Securities, Senior Research Analyst

James Robert MacDonald First Analysis Securities Corporation, Research Division - MD

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

PRESENTATION

Operator

Hello, and welcome to the CBIZ Third Quarter And 9-Month 2018 Results Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Sean. Good morning, everyone, and thank you for joining us for the CBIZ Third Quarter And 9- Month 2018 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast and a link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in the financial tables of today's press release. Finally, remember that management may also make forward-looking statements. Such statements are based on current information, management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties, assumptions that can be difficult to predict. Actual results can, and sometimes do, differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I will now turn the call over to Jerry for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori, and good morning, everyone. With this morning's release, we are pleased to report continued strong results for the third quarter and through the first 9 months of this year. Total revenue grew by 8% in the third quarter and by 9.5% for the first 9 months. Of those growth rates, same unit revenue represented 6.3% for the third quarter and 6% for the first 9 months. Recently completed acquisitions are performing well and contributed 1.7% to our third quarter growth rate and 3.5% to our revenue growth for the first 9 months of this year. For the third quarter, earnings per share from continuing operations was $0.24, a 33.3% increase over the $0.18 recorded in the third quarter of last year. For the 9 months, our earnings per share from continuing operations was $1.11, an increase of 33.7% over the $0.83 recorded a year ago. As we have discussed over the years, in times of strong revenue growth, our leverage model allows us to experience even greater growth in our pretax earnings and profit margins. This year, the strong revenue growth that we've experienced has allowed us to report an increase of 30 basis points on pretax margin – pretax income margin for the first 9 months, and at the same time, make strategic investments to enhance the future growth and performance of our business. Among those investments, in the third quarter, we launched our first ever national cable television advertising campaign, aimed at increasing brand awareness.

Throughout this year, we also continued our investment in hiring and developing new producers in our benefits and insurance group, which we expect to enhance organic growth rates in the years to come. The business climate remains very favorable and we continue to see strong demand within our financial services group for our tax planning and advisory services, our government healthcare consulting and our private equity advisory services. Within our financial services group, total revenue increased by 12.2% in the third quarter and 13.5% for the first 9 months. Same unit revenue improved by 10.2% in the third quarter and 8.7% for the first 9 months. Turning to our benefits and insurance group. Total revenue grew by 0.6% in the third quarter and 2.2% for the first 9 months of this year. Same revenue -- same unit revenue declined slightly by 0.8% in the third quarter, an increase by 0.9% for the 9-month period.

Benchmark against our industry peers, many of our more senior producers are performing at a very high level, but in order to achieve greater organic growth we need to increase the number of producers. This is a multiyear process and while early results are very encouraging, it will take some time to gain greater traction and to see the rate of organic growth that we expect from this business. As a company, we are pleased with our yet year-to-date growth in our overall revenue and even greater increase in profitability, particularly in light of the magnitude of the investments in the future growth of the business that we have made thus far this year. Because the television ads did not air till August, and our investment in our new producers have gradually ramped up throughout the year, we would expect the cost of those investments to be somewhat higher in the fourth quarter than in prior quarters this year, and we expect to continue those investments into 2019.

With those comments, I'll conclude and turn it over to Ware Grove, our Chief Financial Officer.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. We are very happy with the performance of the business to date this year. We are in a very solid position, leveraging our 9.5% top line growth with strong cash flow from operations and plenty of debt capacity to address strategic growth opportunities. The outstanding balance on our $400 million credit facility as September 30, was $167.1 million, compared with the balance of $178.5 million at year-end 2017. Leverage, as measured by comparing debt levels against EBITDA, is at 1.5x.

For the 9 months this year, we used approximately $36.7 million for acquisition-related payments and through September 30, we have used $6.2 million to repurchase approximately 284,000 shares of our common stock. Since September 30, through the end of business yesterday, we have repurchased an additional 56,000 shares for a total of approximately 340,000 shares repurchased to date, this year. We are in the market with a steady level of daily share repurchases, and we continue to look for a volatility in the share price to find opportunities to increase the volume of repurchase activity. We expect the fully diluted share count for the full year 2018 to be within a range of 56 million to 56.5 million shares compared with 56.4 million shares reported at September 30.

With debt currently at 1.5x EBITDA, we have $226 million of unused financing capacity at September 30 this year. Interest expense for the first 9 months this year is $5.2 million compared with $5.0 million a year ago. That does not represent a significant item year-over-year, but with the rise in interest rates in recent months, you may have general concerns over interest rate risk on your radar screens, and I want to make a few observations and comments relative to CBIZ.

The $167.1 million balance outstanding on our facility is floating-rate debt priced at LIBOR plus 125 basis points, or an effective rate of approximately 3.5% at this time. We have effectively hedged against the impact of rising interest rates through a combination of actions. Outlined in our 10-Q, you will note we have fixed-rate hedges in place for $85 million of this floating-rate debt at an effective all-in cost today of 2.9%. In addition, we have floating-rate investments held as assets on the balance sheet in connection with the investment of client fund cash held for payroll clients. We carry a daily average balance of approximately $115 million of investable funds and the yield on these investment grade short-term investments has increased by approximately 40 basis points to date this year. So through these two actions, we're effectively heading our floating-rate debt cost against the impacts of rising interest rates.

Day sales outstanding on receivables was 81 days at September 30 this year, compared to 84 days a year ago. Bad debt expense for the first 9 months this year was at 51 basis points of revenue compared with 64 basis points of revenue a year ago. Depreciation and amortization expense was approximately $5.9 million in the third quarter this year and approximately $17.5 million for the 9 months this year. Capital spending for the quarter was $4.3 million and was $9.8 million for the 9 months this year. The majority of this capital spending supports facility's moves for our various facilities around the countries and we expect that full year spending will be approximately $12 million this year.

Acquisition spending on earn outs on prior year acquisitions is projected at approximately $1.1 million over the remainder of this year, approximately $16.7 million in 2019, $10.4 million in 2020, $3.7 million in 2021 and $2.2 million in 2022. As I commented during our second quarter earnings call, in addition to future cash payments, there are shares of common stock included as a component of the future earn out consideration. The number of shares used as consideration is fixed, but these shares are revalued to market price at the end of each quarter. The revaluation of these contingent shares held for earn out payments, along with share price adjustments associated with our nonexecutive equity-aligned cash bonus plan is primarily reflected in other income or expense on our income statement. With the increase in our share price to $23.70 at September 30, compared with $15.45 at the beginning of this year and $23 at the end of the second quarter, we recorded an expense of approximately $600,000 in the third quarter, and for the 9 months, the expense associated with the increase in share price is approximately $3.5 million.

This represents a charge of $0.01 in earnings per share impact in the third quarter and the impact for the 9 month is approximately $0.05 earnings per share. These charges impact margin on pretax income by 27 basis points in the third quarter and by 48 basis points for the 9-month results. The number of shares held for contingent earn out payments does not change, and the accounting for the revaluation of these shares has no cash flow impact. The future impact of this revaluation is unpredictable and as a matter of practice, we do not incorporate any anticipated changes in share price into future earnings guidance.

As a result of the favorable impact from accounting for stock compensation, the effective tax rate for the 9 months ended September 30 this year was approximately 24%, and we are now expecting a full year effective tax rate for 2018 of approximately 24%. The future impact of stock compensation accounting on our effective tax rate is also unpredictable due to the variable timing of future option exercises and the difference between grant price and market price at the date of exercise.

Eliminating the impact of accounting for gains or losses on the assets held in our deferred compensation plan, the gross margin for the 9 months this year was 16.5%, compared with 15.5% a year ago, an increase of 100 basis points. General administrative expense stood at 4.1% of revenue for the 9 months this year, compared with 3.8% a year ago, an increase of 30 basis points. The increase in the general administrative expense is driven by increased expense for incentive compensation compared to a year ago, combined with the impact of the investment spending for our marketing campaign that was launched in the third quarter this year. Another item worth noting is the impact of the new revenue recognition accounting that was adopted this year. This item is reported in footnotes and schedules within the 10-Q reports, so you will find a lot of detail disclosed there. But for the first 9 months this year, there was an increase in revenue of approximately $1.7 million that is associated with this change in accounting. The timing of this impact is expected to reverse or normalize in the fourth quarter this year, and so there will be minimal full year impact this year when compared with the prior year.

You may remember the fourth quarter last year was unusually strong due to several unique factors that occurred to impact results in the third and the fourth quarter, a year ago. So as we look forward, anticipating the normal seasonality of our business and the expected fourth quarter impact of the revenue recognition accounting I just described, combined with the accelerated pace of investment spending that is occurring in the second half this year, these factors all influence our expectation and our outlook for the full year 2018 is as follows: we expect growth in total revenue for the year to be near the high end of the range of 5% to 8% growth over the prior year; we expect to report an effective tax rate of approximately 24% for the full year, recognizing there are a number of unpredictable factors that could cause volatility in the effective tax rate; we expect fully diluted share count for the full year within a range of approximately 56 million to 56.5 million shares and there are number of factors, including share price changes that can cause variability in the full year share count; recognizing there may be a higher level of investment spending in the fourth quarter and projecting the expected impact of revenue recognition accounting in the fourth quarter, we expect full year earnings per share to increase within a range of 13% to 17% over the $0.92 reported for the full year of 2017; adjusting to eliminate the impact of the Tax Reform Act of 2017, we expect to achieve growth in earnings per share of 20% to 24% over an adjusted $0.87 per share reported for 2017.

So with these comments, I will conclude and I'll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. I'd like to add to Ware's comments on our guidance. As you think about our strong financial results through the first 9 months of this year and our guidance for the full year, we cautioned against projecting our fourth quarter results from the last year on top of our 9-month performance for 2018. Please keep in mind that our fourth quarter results are more heavily dependent on project work that tends to be more difficult to predict. In addition, we experienced several unusual factors in the second half of last year that will not recur. As you may recall, Hurricane Irma occurred in September of last year and our third quarter results were negatively impacted by that event. We also experienced several, temporary contract related delays within our government healthcare consulting business that also had a negative impact on our third quarter results. As we had anticipated, much of the unfavorable impact of those events in the third quarter of last year was made up in the fourth quarter, but the pacing of our revenue in the third and fourth quarters last year makes it difficult to compare the same periods this year.

So with that clarification, I'll turn it over to questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Chris Moore of CJS Securities.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Maybe we can just start with the -- kind of the growth mix in Q3. So obviously, it was skewed heavier towards, kind of, same unit growth and I'm just trying to get a sense is -- any reason to think that trend will continue in '19? Or likely more balanced towards the acquisitions?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, Chris, I think right now, our visibility towards '19 is much like what we're seeing in '18. So it's very difficult to predict acquisitions. We usually say that our mix is about half organic, half acquired. In any given period of time it might be more heavily weighted towards one or the other. As you indicated, this year it's been more heavily weighted towards organic. We're very pleased with that. It's hard to predict what's it's going to look like in 2019, although, we're, at this point, bullish about the economic outlook for 2019 and the amount of activity that we'll see in that period of time.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it. On the National Practices side, the Edward Jones contract that expires at the end of the year, any updates? Any thoughts on that?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. While it's not been signed yet, we've been told that all the terms are -- have been agreed to and it's just working its way through the process for signature at the client.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it. And, Ware, for you. Into -- the $600,000 in terms of the share revaluation, you've mentioned a little bit of that was in operating expense, any -- is it -- was this significant enough to have any impact on the adjusted operating margin? Or really was below the line?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, not really, Chris. Most of it is not included in operating expense. There might be a little bit of the equity line cash bonus plan accrued in operating expense, but most of it is in other areas. It would be in the other income part of the adjustment for contingent payouts. That's where the majority is.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it, got it. Jerry you had talked in your comments on, in terms of some of the areas that are still really performing really well on the financial services, healthcare consulting. So I know that's kind of been a jewel you guys have been able to grow that kind of high single digits. Is the growth there coming from new contracts to the $500 million or so that you have? Or just expanding the scope? Or a little bit of both?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

It's a little of both, Chris. We continue to see growth within our existing clients as we continue to expand the scope of services that we provide to them, and we've also been successful at picking up new engagements, one of which, most recently is a pretty sizable engagement with the federal government. So as you know, we've been working at that segment of the market for some time, and we're beginning to have some success there.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it, got it. Last question just -- and I know payroll's just a small piece of revenue at this point in time, and you've talked in the past about developing as you kind of employ your -- employee service organization and kind of leveraging growth in there. Can you may be just talk a little bit about what that looks like, and the progress to date?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, I would say it's -- we believe that, that's an incredible opportunity for us. We believe that, that's where the market's going. We believe that you have to have the right approach to the market in order to be successful there, including the right technology solution. We are pleased that we believe that we found that technology solution. We recently contracted with a national provider of technology that we think is going to be a tremendous tool for us in the last, kind of, puzzle piece that we need in order to go to market with that ESO strategy. Having said that, we know the demand's there but it's going to take some time for our team to familiarize themselves with the software that we've just contracted for and to build the service team around it, and then to get our sales force trained and going out and selling that value proposition. So more to come, but we're very optimistic about the opportunities there.

Operator

(Operator Instructions) Our next question comes from Jim MacDonald of First Analysis.

James Robert MacDonald First Analysis Securities Corporation, Research Division - MD

Yes. Just following up on that last question. Will that new software require a conversion of all your existing accounts? And what's sort of the process there?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

We don't believe so, Jim, there is a -- it's really 2 different segments of the market so that the software that we've historically used is very well positioned for a good segment of the clients that we serve within that business, although what we've learned over the past several years is that it wasn't well suited for the larger clients with more sophisticated needs, so we've been actively in the market searching for that solution and pleased to have been able to found -- find the one that we just contracted with.

James Robert MacDonald First Analysis Securities Corporation, Research Division - MD

So just to clarify, you'll be operating on potentially 2 platforms?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

That's correct, for the foreseeable future.

James Robert MacDonald First Analysis Securities Corporation, Research Division - MD

Okay. And going back to financial services, first I'm -- missed the same store sales number there, but it sounds like the tax consulting may have kicked in a little bit. Maybe you could talk and give me that number and talk about that?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, so it's difficult to -- first of all we with -- as you've -- as we commented we've had very strong growth in our financial services business and our systems, while we have a method and a process for recording revenue specifically, related to the Tax Reform Act, it's really discretionary on behalf of the billing person as to where they enter that revenue, so it's very difficult to track with precision, the amount of revenue that's coming from the Tax Reform Act, although if you look at the growth that we've experienced, we believe that the amount of revenue that we would receive, that we expected to receive from that initiative is in fact in our numbers. So it's hard to say it was x dollars or y dollars, but the growth is very strong, and we believe that it reflects a good portion of the Tax Reform Act's revenue.

James Robert MacDonald First Analysis Securities Corporation, Research Division - MD

Great. And just one more. You've been investing in benefits producers all year. Can you just give us a feel for -- I mean I know it takes -- there's a lag time, but when do you think benefits will go back positive? And when we can start to, maybe, see some reasonable growth for that segment?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, so basically -- and we've talked about this, I think, on prior calls that the -- it typically turns from a the new producer, typically, you see the productivity of that person kind of start to return after about 12 -- I'm sorry, about 24 months and then return cash and cash at about 36 months if they're successful. And so what we've done is, obviously, we've hired the number that we targeted for the year. We're tracking the performance of the people that we've hired. As a group, they are performing in excess of what the targets or goals were for that group, so we're very pleased with the performance to date, although it will take some time, and I don't have an exact date for you as to when that growth rate will begin to see that growth rate, but within the next 12, 24, 36 months, we would expect to really see the return from the investments that we're making there.

Operator

(Operator Instructions) Our next question comes from Tim McHugh with William Blair & Company.

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

Just want to follow up a little bit on the margin question. I guess the -- I know it's early, but does the spending on the TV contract or TV advertisements and/or the producers for insurance change at all your perspective for 2019 and 2020 in terms of the normal target for margin expansion?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Tim, this is Ware. Great question. I don't think so. We've said 25 to 50 basis points a year, sometimes more, maybe sometimes less, depending on the pace and the timing that may be a little choppy like you see it -- saw a disproportionate impact in the third quarter margin here, and you may see a disproportionate impact in the fourth quarter because of the things we just described, but year-over-year, we would still strive to improve margins, at least at 25 basis points, and still invest in the business. So we're pleased to have 30 basis points year-to-date improvement, this year through the 9 months, but as Jerry and I described, the fourth quarter will probably have an increased pace of spending, so that 30 basis points we're happy with it year-to-date, and we think we can still maintain some improvements in the years ahead and still invest.

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

And then just how should I think about the -- I guess the new TV advertising campaign? Is this just part of the normal marketing that we'll see kind of over the next few years? Is to say kind of project you’re testing where this may not be kind of always part of the spending? I guess can you frame for us how to think about that?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Tim, it's really the former not the latter. This is something that we would expect to continue on into the future. We've been considering this type of investment for some period of time and really now at the scale that allows us to make this investment. The 1 -- in our marketing spend, in our marketing initiatives have been building over time but the one comment that we oftentimes receive as we travel office to office, is that while we're very well known in those local offices, we don't have the national brand recognition that some of our competitors have. Those competitors follow a similar strategy of investing in a number of areas, including television cable. So we wanted to be able to do that, and we're pleased that our growth and our profitability at this stage has allowed us to do that.

Operator

(Operator Instructions) Our next question comes from Marc Riddick of Sidoti & Company.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Wanted to see if there was any feedback that you were getting -- you had made a brief mention that you were feeling fairly positive about macroeconomic type issues. I wanted to see if there's a little bit of feedback that you've been receiving from customers and if there are any areas of concern maybe that are specific to the upcoming election or any potential legislative regulatory issues that we should be on the lookout for that you would be positioned to take advantage of.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, Marc, it's Jerry. So we get our data from a couple of different sources. First of all, we ask our offices as we travel what they're seeing, within their client base and their level of optimism, we also generally survey that group, at least at a pretty high level before it is called just to make sure that our data is still correct, and then we're following all the publications on small middle market business, which is really where our clients are. Based on all that information, our clients in the segment of the market that we serve continues to be very optimistic about the foreseeable future that being the next 12 months. With that said, the types of concerns that they have today are no different than what they -- what we heard from them over the past 3 to 6 months, which is difficulty in hiring labor, rising labor cost, some concern around the regulatory environment and the higher-level global issues around tariffs, et cetera. With that said, our experience is that those types of issues sometimes are favorable for us. So as the labor market tightens and it's more difficult for our clients to hire at least back office people that provide the types of services that we provide, oftentimes they'll look to us to outsource. So it's tied to things. So that's favorable. If, in fact, the regulatory environment becomes more complex, our experience is that our clients turn to us even more often to help them understand and navigate that complexity. So it's a bit of a 2-edged sword for us, but the overall kind of theme is that our clients remained optimistic about, at least the foreseeable future.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Okay, great. Wanted to shift gears and get any thoughts on the acquisition pipeline. Certainly you had quite a bit earlier in the year. Wanted to get a sense if there any changes that you've seen, maybe given the pullback of the overall stock market that we've seen since this summer, wondering if you've seen any differences in the pipeline there?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

What I'd say Marc is our pipeline is consistent with what we've generally had in our pipeline over the past several years. We'd like it to be fuller, and we're making investments and committing resources to fill that pipeline, but we're pleased with where it is today and again, consistent with where it's been, our pipeline really -- we haven't seen variability in the pipeline based on performance of the stock market at least as it relates to the types of firms and businesses that we acquire.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Okay, and then the last one for me is, wondering if there are any key highlights that you are seeing as far as strength, whether it's regional or certain states that you see as performing particularly well or any areas of concern that would be worth calling out.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Marc, interesting question. No areas of concern and in fact what makes us is -- as bullish as we are today is that the growth that we've experienced throughout the year has come across all geographies and offices, so all of our larger offices in our larger markets is -- markets are performing at a very encouraging rate. So oftentimes in the past when we've had very favorable results, it's coming in a particular business segment or particularly geography, today it's really across all geographies, so it's very encouraging.

Operator

(Operator Instructions) At this time, there are no further questions. This now concludes the question-and-answer session, and I would like to turn the conference back over to Jerry Grisko, President and CEO, for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thanks, Sean. I'd like to end the call by thanking our analysts and our investors for their continued support and to congratulate our team members for an outstanding first 9 months of the year. Not only have our financial results been very strong, but we're very proud of the number of Best Places to Work awards that we continue to receive across the country and within our individual businesses, including our recent recognition for the fourth year in a row as the Best Place to Work in insurance and our recognition as the Best Place to Work by our -- in our industries by a number of very prestigious publications including Forbes and Fortune. We look forward to speaking with you again when we report our fourth quarter year-end results.

Thank you, and have a nice day.

Operator

The conference has now concluded. Thank you for attending today's presentation and you may now disconnect.